Exhibit 99.2

News Release

Graham Corporation  20 Florence Avenue  Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Increases Quarterly Cash Dividend

BATAVIA, NY, January 28, 2016 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share, reflecting a $0.01 increase. The annual dividend rate has accordingly been increased to $0.36 per share, from $0.32.

The dividend will be payable on February 25, 2016 to stockholders of record at the close of business on February 11, 2016. Graham has approximately 9.8 million shares of its common stock outstanding.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. ventilating Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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